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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 24th day of January, 2002, as amended through January 21, 2004, by and between Abington Bank, a state-chartered mutual savings bank ("Bank") and Robert W. White, an individual, (the "Employee").

        WHEREAS, the Employee is currently the duly elected President of the Bank, and, as such, is the key executive officer of the Bank whose continued dedication, availability, advice and counsel to the Bank is deemed important to the Board of Trustees of the Bank, the Bank and its members;

        WHEREAS, The Bank desires to retain the services of Employee as President and Chief Executive Officer of the Bank upon the terms and conditions set forth herein;

        WHEREAS, the services of the Employee, his experience and knowledge of the affairs of the Bank and his reputation and contacts in the industry are extremely valuable to the Bank;

        WHEREAS, the Bank and the Employee have previously entered into an Agreement dated June 14, 1990 ("Prior Agreement");

        WHEREAS, the parties desire to enter into this Agreement in order to memorialize in writing all the terms and conditions of the Employee's employment relationship with the Bank, which Agreement shall amend and restate in its entirely the Prior Agreement;

        NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, the parties do hereby agree as follows:

        1.    Employment.    Bank hereby employs Employee and Employee hereby accepts employment upon the terms and conditions stated herein, as President and Chief Executive Officer of the Bank. The Employee shall perform such duties as the Board of Trustees may from time to time reasonably direct including day to day management of the affairs of the Bank and the direction and supervision of its affairs and the establishment of policy. Employee shall also keep himself up to date with and familiar with developments in the thrift industry and attend substantially all of the regular monthly meetings of the Board of Trustees and periodic meetings of the various committees of the Board, as requested. He shall work at the main office of the Bank, as that shall be designated from time to time.

        2.    Compensation.    The Bank agrees to pay the Employee as compensation for all services rendered by him to the Bank;

          (i)    During the period of his active service under this Agreement, a salary at an annual rate of not less than Two Hundred and Forty Thousand Dollars ($240,000.00), which salary may be increased at the sole discretion of the Board of Trustees of the Bank or decreased by mutual agreement;

          (ii)   In determining salary increases, the Board of Trustees of the Bank may compensate the Employee for increases in the cost of living and may also provide performance or other merit increases. The annual salary of the Employee shall not be decreased at any time during the term of this Agreement below Two Hundred and Forty Thousand Dollars ($240,000.00), unless the Employee otherwise agrees, in writing. Participation in deferred compensation, discretionary bonus, retirement and other employee compensation, discretionary bonus, retirement and other employee benefit plans and fringe benefits shall not reduce the salary payable to the Employee under this Section 2. The salary under this Section 2 shall be payable to the Employee not less frequently than monthly or other than in conformity with the Bank's policy in relation to salaried executive employees. The salary paid to the Employee shall be subject to the customary withholding of federal, state and local government taxes paid by Bank to employees.

        3.    Discretionary Bonuses.    During the term of this Agreement, the Employee shall be entitled, in an equitable manner with all other executive employees of the Bank, to such discretionary bonuses as may be authorized, declared, and paid by the Board of Trustees of the Bank to its executive employees.

        4.    Participation in Retirement and Employment Benefit Plans: Fringe Benefits.    The Employee shall be entitled to participate in any plan of the Bank relating to pension, thrift, profit sharing, group life insurance, medical coverage, education, or other retirement or employee benefits, including, in the event that the Bank should convert from a mutual form of ownership to a stock form of ownership, stock options and stock plans, that the Bank has adopted or from time to time does adopt for the benefit of its executive employees and for employees generally. The Employee shall also be entitled to participate in any other fringe benefits which are now or may become applicable to the Bank's executive employees, including the payment of reasonable expenses for attending annual or periodic meetings of trade associations and any other benefits which are commensurate by the Employee under this Agreement.

        5.    Salary Continuation Plan.    In the event that the Employee should die during the term of this Agreement and prior to his retirement at age sixty-six (66), the Bank shall pay to his widow the following: during the first and second years after his death, monthly payments equal to one-twelfth of the annual salary set forth in Section 2(i) above, as last increased or decreased by the Board of Trustees ("First and Second Year Annual Salary Continuation"); thereafter, monthly payments shall be the sum per month which is the quotient of the amount of Seven Hundred Twenty Thousand Dollars ($720,000.00) divided by the number of months between the second anniversary of Employee's death and the date on which he would have attained his sixty-sixth (66th) birthday. In lieu of this payment, Employee's widow may elect within two (2) years after his death, to accept a lump sum payment of Seven Hundred Twenty Thousand Dollars ($720,000.00) in addition to the First and Second Year Annual Salary Continuation. As used in this section, the term "widow" means the person who is legally married to Employee at the date of his death and has been continuously married to Employee for at least one (1) full year prior to his death.

        Should Employee die without a widow, the lump sum benefit—Seven Hundred Twenty Thousand Dollars ($720,000.00)—plus the First and Second Year Annual Salary Continuation of what a widow would have received pursuant to this Section shall be payable to the estate of the Employee.

        6.    Term.    The term of employment under this Agreement shall be for a period of three (3) years, renewed daily, unless the Bank shall give the Employee, or the Employee shall give the Bank written notice as of specific date that such renewal shall no longer be effective on a daily basis. Notwithstanding the foregoing, or other terms provided herein, this Agreement shall automatically expire and terminate on the Employee's normal retirement date at age sixty-six (66) or on the Employee's early retirement if the Employee elects to take such early retirement. References herein to the term of this Agreement shall refer to both the initial term and successive terms.

        7.    Standards and Non-Competition.    The Employee shall perform the Employee's duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Board of Trustees of the Bank. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the thrift industry. Employee agrees that during the term of his employment hereunder, except with the express consent of the Bank, he will not, directly or indirectly, engage or participate in, become a trustee or director of, or render advisory or other services for any other firm, corporation, business entity or business enterprise that accepts deposits from the public or makes loans to the public, provided, however, that Employee shall not thereby be precluded or prohibited from owning passive investments so long as such ownership does not require him to devote time to or participate in the management control of the business or activities in which he has invested. On the termination of his employment, by Employee, without good reason or by Bank with cause, Employee shall not enter into or engage generally except for passive investments that do not cause the Employee to be identified with the institution, in a business which accept deposits and/or makes loans to the public within the marketing area of Bank as it exists at the time of Employee's termination for a period of two (2) years; and should he be employed by such an institution and it opens an office and/or extends its operations into the prohibited marketing area of Bank within two (2) years of Employee's termination of employment with Bank he must terminate his employment with the new institution until the two (2) year period has expired. Notwithstanding anything to the contrary contained herein, during the term of this Agreement, Employee shall have no employment contract or other written or oral agreement concerning employment as an officer or employee with any entity or person other than Bank or any parent bank holding company or mutual holding company ("Parent"). Nothing contained in this Agreement shall in any way restrict the right of the Employee to serve as a director, officer, trustee, or in any similar capacity with respect to any not-for-profit organization, any fraternal organization or any church or religious organization, or as a trustee or fiduciary with respect to any trust, will or estate. The Bank's marketing area is the geographical area in which it actively solicits deposits and mortgage loans.

        8.    Voluntary Absences: Vacation.    The Employee shall be entitled, without loss of pay, to be absent voluntarily for reasonable periods of time from the performance of the duties and responsibilities under this Agreement. The Employee shall be entitled to an annual paid vacation in accordance with the Bank's policies in effect from time to time. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee. The Employee shall not be entitled to receive any additional compensation from the Bank on account of failure to take a paid vacation or to accumulate unused paid vacation time from one fiscal year to the next.

        9.    Illness.    In the event Employee is unable to perform his duties under this Agreement on a full time basis for a period of less than twelve (12) consecutive months by reason of illness or other physical or mental disability (during which time he shall continue to receive his annual salary), and he does return to work on a full-time basis, the Bank may not terminate his employment except as set forth else where in this Agreement.

        In the event Employee is unable to perform his duties under this Agreement on a full-time basis for a period of twelve (12) consecutive months or longer by reason of illness or other physical or mental disability (during which time he shall continue to receive his annual salary) and, at or before the end of such period he does not return to work on a full-time basis, the Bank may terminate his employment.

        If the Bank terminates his employment and the Employee is disabled as defined herein, he shall receive the disability compensation set forth herein which is at least equal to One Hundred Forty-four Thousand Dollars ($144,000.00). The disability benefits herein shall be for and shall include the greater of (a) the long term disability, other insurance and other retirement and medical benefits in effect to the employees of the Bank as of the date of this Agreement; or (b) the long term disability, other insurance and other retirement and medical benefits then regularly provided by the Bank to disabled employees, as well as any other insurance benefits so provided. Should neither (a) nor (b) of this Section provide annual benefits that are at least equal to One Hundred Forty-four Thousand Dollars ($144,000.00), the Bank shall pay Employee a supplemental disability benefit until Employee reaches his sixty-sixth (66) birthday. The supplemental disability benefit shall be equal to the difference between One Hundred Forty-four Thousand Dollars ($144,000.00) and the greater of (a) or (b) of this Section. However, in no event shall such monetary benefits under this Section exceed the Employee's annual salary.

        If the Bank terminates his employment and the Employee is not disabled as defined herein, Section 10 below shall apply.

        10.    Termination of Employment by Bank.    Notwithstanding the provisions of Section 1, the Board of Trustees of the Bank may, in its sole discretion, terminate the Employee's employment under this Agreement at any time in any lawful manner by not less than thirty (30) days' written notice to the Employee. In such event, unless the Bank terminates the Employee's employment for cause in accordance with Section 11(a) of this Agreement, the Employee shall be paid, during the months following such termination at such times as his regular salary would have been paid, the salary that the Employee would have been entitled to receive during the then unexpired period of the term hereof—as set forth in Paragraph 6 above such term is a Continuous three (3) year term of employment, unless notice to the contrary has been delivered had such termination not occurred.

        11.    Termination of Employment for Cause: Resignation.

          (a)   Notwithstanding the provisions of Section 10 hereof, the Board of Trustees of the Bank may in its sole discretion terminate the Employee's employment for cause. Termination for cause shall include termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the part of the Employee shall be considered "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's action or omission was in the best interests of the Bank.

          (b)   In the event that Employee resigns from or otherwise voluntarily terminates his employment with the Bank at any time (except for termination for Good Reason or retirement, early retirement, disability or illness, or upon a Change in Control as provided at Section 12(c), herein, as such terms are defined in this Agreement) or if the Bank terminates the Employee's employment for cause in accordance with Section 11(a) hereof, this Agreement shall terminate upon the date of such resignation or the termination of employment and thereupon the Bank shall have no obligation to make any further payments under this Agreement, provided that the Employee shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plan of the Bank as of the date of such termination of employment.

        12.    Termination of Employment by Employee for Good Reason: Termination following a Change in Control.

          (a)   The Employee may terminate his employment for a Good Reason, which termination shall be subject to the provisions of Section 14 hereof. For purposes of this Agreement, Good Reason shall mean:

            (i)    The assignment of duties to the Employee by the Bank which (1) are materially different from Employee's present duties or (2) result in the Employee's having significantly less authority and/or responsibility than he had as the President and Chief Executive Officer of the Bank without his express written consent;

            (ii)   The removal of the Employee from or any failure to re-elect him to the aforesaid position(s), except in connection with a termination of his employment by the Bank for cause or by reason of the Employee's disability;

            (iii)  The failure of the Bank to provide the Employee with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior thereto, or with a package of fringe benefits that is substantially comparable in all material respects to such fringe benefits taken as a whole; or

            (iv)  The failure of the Bank to obtain the assumption of and agreement to perform this Agreement by any successor.

          (b)   Notwithstanding the provisions of Sections 12(a) above, the Bank may terminate the Employee's employment without cause at any time and in any otherwise lawful manner, subject to the Bank providing to the Employee the payments of salaries specified in Section 10 above.

          (c)   Termination upon a Change in Control.

            (i)    Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Employee's employment under this Agreement, absent Cause as provided at Section 11 (a) herein, in connection with, or within twelve (12) months after, any change in control of the Bank or Parent, Employee shall be paid an amount equal to the product of 2.99 times the Employee's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder. Said sum shall be paid, at the option of Employee, either in one (1) lump sum within thirty (30) days of such termination discounted to the present value of such payment using as the discount rate the "prime rate" as published in the Wall Street Journal Eastern Edition as of the date of such payment, or in periodic payments over the next thirty-six (36) months or the remaining term of this Agreement whichever is less, as if Employee's employment had not been terminated, and such payments shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive under this Agreement. The term "control" shall refer to the ownership, holding or power to vote more than 25% of the Parent's or Bank's voting stock, the control of the election of a majority of the Parent's or Bank's directors, or the exercise of a controlling influence over the management or policies of the Parent or Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934. The term "person" means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein; provided that "person" shall not mean the Parent.

            (ii)   Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntary terminate his employment under this Agreement within twelve (12) months following a change in control of the Bank or Parent, and Employee shall thereupon be entitled to receive the payment described in Section 12 (c)(i) of this Agreement, upon the occurrence, or within ninety (90) days thereafter, of any of the following events. which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Bank or Parent, Employee would be required to report to a person or persons other than the Chainnan of the Board; (iii) if the Bank or Parent should fail to maintain existing employee benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; (v) if Employee would not be elected or reelected to the Board of Directors of the Bank and the Parent; or (vi) if Employee's responsibilities or authority have in any way been materially diminished or reduced.

        13.    Termination Notices.

          (a)   Termination either by the Bank or by the Employee shall be communicated by written Notice of Termination to the other party hereto. A Notice of Termination shall mean a notice which states the specific termination provision(s) of this Agreement relied upon, and shall set forth in reasonable detail facts and circumstances claimed to provided a basis for termination of employment under the provisions so indicated.

          (b)   "Date of Termination" shall mean the date specified in the Notice of Termination, which shall be not less than thirty (30) or more than ninety (90) days after such Notice of Termination is given; provided, that if, within thirty (30) days after any Notice of Termination is given pursuant to Section 11(a) as above, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then pending the resolution of any such dispute, the Bank shall continue to pay the Employee his regular base salary as and when due and payable, and provide him the same or substantially comparable fringe benefits that he was paid and provided immediately prior to the delivery of the Notice of Termination. If a termination by the Bank pursuant to Section 11(a) above is challenged and the termination is ultimately determined to be justified or a termination by the Employee pursuant to Section 12 above is challenged by the Bank and the termination is ultimately determined not to be justified, then in either event, all sums paid by the Bank to the Employee pursuant to this Section 13(b), plus the costs to the Bank of providing the Employee such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Employee to the Bank with interest at the rate of the average single family mortgage yield of the Bank, provided however, that nothing herein shall be deemed to relieve the Bank of its obligation to make payments to the Employee pursuant to Section 14(c) in the event that a termination by the Employee pursuant to Section 12 above is challenged by the Bank and the termination is ultimately determined not be to justified. Should it ultimately be determined that a termination by the Bank pursuant to Section 11(a) above was not justified, or that a termination by the Employee pursuant to Section 12 above was justified, then the Employee shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive in addition the payments and other benefits provided for in Sections 10 and 14 hereof, in the event of an unjustified termination by Bank pursuant to Section 11(a) above, and the Date of Termination shall be the date on which the dispute is finally settled as provided in the arbitration section herein or by mutual written agreement of the parties, or by a final judgment, order to decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

        14.    Termination Provisions in Event of Termination for Good Reason.

          (a)   If the Employee's employment shall be terminated for cause pursuant to Section 11 of this Agreement, and if such termination is challenged by the Employee and the challenge is resolved in favor of the Bank, the Bank shall be obligated to the Employee to the extent provided in Section 11 only, and the Bank shall have no further obligation to Employee hereunder.

          (b)   If at any time the Employee terminates his employment pursuant to Section 12(a) hereof then:

            (i)    On or before the Employee's last day of employment with the Bank, the Bank shall pay to the Employee as compensation for services rendered to the Bank a cash amount (subject to any applicable federal, state and local employment taxes required to be withheld) equal to the salary and other compensation that the Employee would have been entitled to receive for the next three (3) years following the Date of Termination had such termination not occurred; provided, that, at the option of the Employee, the cash amount required to be paid hereby shall be paid by the Bank in equal monthly installments, plus interest at an annual rate equivalent to the average rate of interest received by Bank from its borrowers during the last calendar quarter prior to the Date of Termination, over thirty-six (36) months succeeding the Date of Termination, payable on the first day of each such month.

            (ii)   In addition to the benefits to which the Employee is entitled under the retirement plans or programs of the Bank in effect as of the date of this Agreement or any successor plans or programs including the supplemental retirement benefit set forth herein in effect on the Date of Termination of the Employee's employment, the Bank shall pay the Employee at the Employee's normal retirement age, or his early retirement age should the Employee so elect, as provided in the aforementioned retirement plans, programs, or supplemental retirement benefits or any successor, in effect on the Date of Termination, his full pension and retirement benefits.

            (iii)  The Bank shall maintain in full force and effect, for the continued benefit of the Employee for a four (4) year period after the Date of Termination, all employee benefit plans and programs, including, without limitation, the insurance provided in Section 4 hereof, and supplemental retirement benefits in which the Employee was entitled to participate immediately prior to the Date of Termination, provided that the Employee's continued participation is permissible under the general terms and provisions of such plans, programs and supplemental retirement benefits. In the event that the Employee's participation in any such plan, program or supplemental retirement benefits is barred, the Bank shall agree to provide the Employee with benefits substantially similar to those which the Employee was entitled to receive under such plans, programs and supplemental retirement benefits.

          (c)   In the event that the Employee terminates his employment at any time for other than Good Reason, or Good Reason is alleged but ultimately determined to be not justifiable, then this Agreement shall terminate upon the Date of Termination, and thereupon the Bank shall have no obligation to make any further payments under this Agreement, provided that the Employee shall be entitled to receive any benefits insured or otherwise, that he would otherwise be entitled to receive under any benefit plan of the Bank.

        15.    Notices.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Employee:

    Robert W. White
    1446 Welsh Road
    Huntingdon Valley, PA 19006

    If to the Bank:

    Board of Trustees
    Abington Bank
    180 Old York Road
    Jenkintown, PA 19046

or at such other address as any party may have furnished to the other in writing, in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        16.    Modification: Waivers: Applicable Law.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Employee and on behalf of the Bank by such officer as may be specifically designated by the Board of Trustees of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania except to the extent that they may be preempted by the laws of the United States of America.

        17.    Invalidity: Enforceability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        18.    Successor Rights.    This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representative, executors, administrators, successors, heirs, distributes, devisees and legatees. If Employee should die during the term of this Agreement or after he has terminated his employment for Good Reason pursuant to Section 12(a) hereof and while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

        19.    Headings.    Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

        20.    Regulatory Prohibitions.    Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with the Federal Deposit Insurance Act ("FDIA"), including Section 18(k) (12 USC §1828(k) and any regulations promulgated thereunder.

        21.    Conversion of Bank.    Should the Bank convert from a mutual form of ownership to a stock association or bank, this Agreement, shall, subject to its other terms and conditions, remain in full force and effect and shall be disclosed in any offering circular or similar document. In the event the conversion is completed, the term "members" as used herein shall be construed to read "shareholders."

        22.    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect for the American Arbitration Association, Philadelphia, Pennsylvania, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

        23.    Entire Agreement.    This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto. This Agreement shall supersede all prior Agreements and understandings of the parties.

        IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the date first above written.

/s/ EDWARD W. GORMLEY Witness		/s/ ROBERT W. WHITE Robert W. White
ATTEST:		ABINGTON BANK
/s/ EDWARD W. GORMLEY Secretary	By:	/s/ BARON ROWLAND

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EMPLOYMENT AGREEMENT